EXHIBIT 5.1

[ROPES & GRAY LLP LETTERHEAD]

August 11, 2005

Alexion Pharmaceuticals, Inc.

352 Knotter Dr.

Cheshire, CT 06410

Re: Alexion Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement (the “Registration Statement”) on Form S-3 (Registration No. 333-                ), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $.0001 par value, of Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”) having a maximum aggregate public offering price of $2,125,000 (the “Shares”). The Shares are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated August 11, 2005, by and among the Company and Morgan Stanley & Co. Incorporated. The Registration Statement relates to the public offering of the Company’s securities contemplated by the registration statement on Form S-3 (File No. 333-114449), as amended, which was originally filed by the Company with the Commission on April 14, 2004 and declared effective on May 14, 2004.

We have acted as counsel for the Company in connection with its proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the shares have been duly authorized and, when the Shares have been issued and sold and the Company has received the consideration in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP